Exhibit 99.1

       Baldwin Reports Increase in Sales and Income Before Taxes for FY05

    SHELTON, Conn.--(BUSINESS WIRE)--Aug. 11, 2005--Baldwin Technology Company, Inc. (ASE:BLD), a global leader in accessories and controls technology for the printing industry, announced today that net sales for the fiscal fourth quarter ending June 30, 2005 were $48.3 million compared to $41.4 million for the fourth quarter in the prior year, representing an increase of almost 17%. For the fiscal year, net sales rose nearly 10% to $173.2 million compared with $158.1 million for the year ended June 30, 2004.
    Income before taxes for the fourth quarter was $3.8 million, a five-fold increase over the prior year's $756,000. For the full year, income before taxes was $8.7 million, up over 60% from the prior year.
    Fourth quarter net income was $2.0 million or $0.13 per diluted share compared to net income of $4.4 million or $0.28 per diluted share for the comparable quarter in the prior fiscal year. Included in the prior year's net income figures for the quarter and the full year were certain favorable tax adjustments, primarily relating to a release of a tax valuation reserve, of approximately $3.9 million. For the full year, Baldwin recorded net income of $5.0 million or $0.33 per diluted share, compared to $7.0 million or $0.46 per diluted share for the prior year.
    Orders for the fiscal fourth quarter were $38.9 million. Backlog as of June 30, 2005 was $48.1 million, up from $44.9 million a year earlier. Strong orders received subsequent to year-end have further improved current backlog to approximately $50 million.
    Baldwin Vice President and CFO Vijay Tharani said, "We had a year in which we saw improvement in the international economic/business climate, some strengthening of the global market for printing and printing related products, and an outstanding business performance by Baldwin. Sales, operating income and profit before taxes were significantly higher for the quarter and the year. Our earnings, coupled with effective management of working capital, enabled us to generate operating cash flows of over $14 million in fiscal 2005 and end the year with virtually no net debt which we define as total debt less cash on hand."
    Chairman and CEO Gerald Nathe commented, "Customers have responded positively to our focus on their needs and our commitment to innovation. We believe that by adhering to our core strategies and technologies that we can continue to deliver strong results and create additional shareholder value."
    "As part of the process of transforming Baldwin and maintaining our momentum in the global printing industry, the Company has recently made several organizational changes. Of particular note is the appointment of Karl S. Puehringer, formerly responsible for the Company's European operations, to the position of President and Chief Operating Officer, effective July 1, 2005. Supporting Karl in his new role as head of Baldwin's global operations will be a fine group of Baldwin employees. Their dedication and commitment during fiscal 2005 contributed significantly to Baldwin's impressive performance."

    The company will host a conference call to discuss the financial results and business outlook today, August 11 at 11 a.m. Eastern. Call in information is available on the company's web site at www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin's Chairman and Chief Executive Officer, Gerald A. Nathe, its President and Chief Operating Officer, Karl S. Puehringer, and its Vice President and Chief Financial Officer, Vijay C. Tharani.

    Baldwin Technology Company, Inc. is a leading international manufacturer of accessories and controls technology for the printing industry. With a widely recognized reputation for advanced pressroom technology, Baldwin has more than 100 patents as well as several GATF Intertech awards and Fogra certifications. The company has offices and manufacturing facilities in 10 countries in North and South America, Europe, Asia and Australia.


                   Baldwin Technology Company, Inc.
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)
                              (Unaudited)

                                                Quarter ended June 30,
                                                ----------------------
                                                     2005       2004
                                                ----------- ----------
Net sales                                       $   48,283 $   41,386
Cost of goods sold                                  30,285     28,297
                                                 ---------- ----------
Gross profit                                        17,998     13,089
Operating expenses                                  13,727     11,265
Restructuring charges                                    0         22
                                                 ---------- ----------
Operating income                                     4,271      1,802
Interest expense                                       427      1,247
Interest (Income)                                      (26)       (29)
Other expense (income), net                            108       (172)
                                                 ---------- ----------
Income before income taxes                           3,762        756
Income tax provision (benefit)                       1,743     (3,622)
                                                 ---------- ----------
Net income                                      $    2,019 $    4,378
                                                 ========== ==========
Net income per share - basic                    $     0.14 $     0.29
                                                 ========== ==========
Net income per share - diluted                  $     0.13 $     0.28
                                                 ========== ==========
Weighted average shares outstanding - basic         14,911     14,961
                                                 ========== ==========
Weighted average shares outstanding - diluted       15,278     15,457
                                                 ========== ==========

                                                Year ended June 30,
                                              ------------------------
                                                  2005        2004
                                              ------------- ----------
Net sales                                     $    173,185 $  158,110
Cost of goods sold                                 115,948    108,074
                                               ------------ ----------
Gross profit                                        57,237     50,036
Operating expenses                                  48,209     43,329
Restructuring charges                                 (338)       448
                                               ------------ ----------
Operating Income                                     9,366      6,259
Interest Expense                                     2,412      4,985
Interest (Income)                                     (105)      (119)
Other (Income), net                                 (1,660)    (3,920)
                                               ------------ ----------
Income before income taxes                           8,719      5,313
Income tax provision (benefit)                       3,684     (1,673)
                                               ------------ ----------
Net income                                    $      5,035 $    6,986
                                               ============ ==========
Net income per share - basic                  $       0.34 $     0.47
                                               ============ ==========
Net income per share - diluted                $       0.33 $     0.46
                                               ============ ==========
Weighted average shares outstanding - basic         14,899     15,001
                                               ============ ==========
Weighted average shares outstanding - diluted       15,305     15,286
                                               ============ ==========

                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)

                                                  June 30,   June 30,
Assets                                              2005       2004
                                                 ---------- ----------
  Cash and equivalents                          $   15,443 $   12,008
  Trade Receivables                                 35,250     37,725
  Inventory                                         22,755     24,998
  Prepaid expenses and other                         3,548      5,921
                                                 ---------- ----------
Total Current Assets                                76,996     80,652

Property, plant and equipment, net                   3,415      4,540
Intangible assets                                   13,483     13,363
Other assets                                        15,457     16,716
                                                 ---------- ----------
Total assets                                       109,351 $  115,271
                                                 ========== ==========

Current liabilities
  Loans payable                                 $    2,705 $    2,757
  Current portion of long-term debt                  1,033     20,523
  Other current liabilities                         47,759     48,998
                                                 ---------- ----------
Total current liabilities                           51,497     72,278

Long-term debt                                      12,223      1,794

Other long-term liabilities                          6,400      6,732
                                                 ---------- ----------

Total liabilities                                   70,120     80,804

Shareholders equity                                 39,231     34,467
                                                 ---------- ----------

Total liabilities and shareholders equity       $  109,351 $  115,271
                                                 ========== ==========


    CAUTIONARY STATEMENT--This Release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the Company's Form 10-K Report for the fiscal year ended June 30, 2004.


    CONTACT: Baldwin Technology Company, Inc.
             Helen P. Oster, 203-402-1004